Exhibit 99.1

China Modern Agricultural Information Signs Fresh Milk Supply Agreement With Anda City LongXing Dairy Co., Ltd. Worth an Estimated $1.5MM in Gross Revenues

HARBIN, China, June 29, 2011 (GLOBE NEWSWIRE) -- China Modern Agricultural Information, Inc. (OTCBB:CMCI - News), a high-tech livestock company specializing in the breeding of cows and calves, the production and sale of milk, the sale of organic fertilizer, as well as the promotion of agricultural information, announced that it has formally signed a Fresh Milk Supply Agreement with Anda City LongXing Dairy, worth an estimated US$1.5MM in gross revenues. In accordance with the Agreement, LongXing Dairy shall purchase from the Company a total of 4,300 tons of fresh milk at the price of US$0.355/kg through December 31, 2011. The purchase quantity is subject to 10% adjustment. The agreement is expected to further increase the fresh milk sales channels of China Modern Agricultural Information and expand the Company's market shares in Heilongjiang dairy industry. Through the first nine months of fiscal 2011, the Company increased gross revenues 64% over the same period in 2010, reaching US$17,201,388 for the first nine months of 2011.

About China Modern Agricultural Information

China Modern Agricultural Information, Inc. is a high-tech livestock company specializing in the breeding of cows and calves, the production and sale of milk, the sale of organic fertilizer, as well as the promotion of agricultural information. For more information please visit http://www.hljzhongxian.com/zx/eng_zx.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our 8K/A dated March 31, 2011, and other recent filings. These filings are available at http://www.sec.gov/. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Contact:

China Modern Agricultural Information, Inc.
Wang Youliang
youliangkk@126.com